Exhibit 4.1

AMENDMENT NO. 1 TO WARRANT AGREEMENT

THIS AMENDMENT NO. 1 TO WARRANT AGREEMENT, dated as of May 2, 2022 (this “Amendment”), by and US Ecology, Inc. (f/k/a US Ecology Parent, Inc.), a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, as the warrant agent (the “Warrant Agent”). Defined terms used herein and not otherwise defined shall have the meanings given to them in the Warrant Agreement (defined below);

WHEREAS, the Company and the Warrant Agent have previously entered into that certain Assignment, Assumption and Amendment to the Warrant Agreement, dated as of November 1, 2019 (the “Warrant Agreement”);

WHEREAS, the Company has entered into that certain Agreement and Plan of Merger dated as of February 8, 2022, by and among the Company, Republic Services, Inc., a Delaware corporation (“Parent”), and Bronco Acquisition Corp., a Delaware corporation (“Merger Sub”) and a wholly-owned subsidiary of Parent (as amended, restated or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as the wholly-owned subsidiary of Parent (the “Surviving Entity”);

WHEREAS, as a result of the Merger, the Warrants will be exercisable in an Alternative Issuance in accordance with Section 5.4 of the Warrant Agreement and in connection with the Merger Agreement, the parties desire to amend the Warrant Agreement to provide for the Alternative Issuance in accordance with Sections 5.4 and 10.8 as set forth herein; and

NOW, THEREFORE, in consideration of the premises set forth herein and the agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.         Alternative Issuance.

(a)                  Pursuant to 5.4 of the Warrant Agreement, following the effective time of the Merger, as a result of the Alternative Issuance (a) no shares of Common Stock shall be purchasable pursuant to the Warrants and (b) each holder of a Warrant shall be entitled to receive, upon proper exercise of such Warrant, the amount equal to (x) $48.00 in cash per Warrant minus (y) the Warrant Price (the “Warrant Payment”); provided that if any Registered Holder properly exercises a Warrant during the thirty (30) day period following the public disclosure of the consummation of the Merger by the Company pursuant to a Current Report on Form 8-K, the Warrant Price shall be adjusted as contemplated by Section 5.4 of the Warrant Agreement.

(b)                  The form of Election to Purchase included in Exhibit A to the Warrant Agreement is hereby replaced by the Election Notice attached as Exhibit A to this Amendment.

Section 2.         Miscellaneous Provisions.

(a)                  No Other Amendments; Confirmation. Except as expressly amended by this Amendment, the provisions of the Warrant Agreement are and shall remain in full force and effect, without any waiver, amendment or modification of any provision thereof.

(b)                  No Third Party Beneficiaries. Nothing in this Amendment expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person other than the parties hereto and the Warrant holders any right, remedy or claim under or by reason of this Amendment or of any covenant, condition, stipulation, promise or agreement hereof, and all covenants, conditions, stipulations, promises and agreements contained in this Amendment shall be for the sole and exclusive benefit of the parties hereto and their successors and the Warrant holders.

(c)                  Governing Law. This Amendment shall be governed by and interpreted in accordance with the laws of the State of New York without giving effect to the principles of conflicts of laws thereof.

(d)                  Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument, and a facsimile or portable document format (pdf) document shall be deemed to be an original signature for all purposes under this Amendment.

(e)                  Entire Agreement. The Warrant Agreement, as amended hereby, represents the entire understanding of the parties hereto with reference to the matters set forth herein. The Warrant Agreement, as amended hereby, supersedes all prior negotiations, discussions, correspondence, communications and prior agreements among the parties hereto relating to the subject matter herein.

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the date first indicated above.

US ECOLOGY, INC.

By:	/s/ Eric L. Gerratt
	Name:	Eric L. Gerratt
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Warrant Agent

By:	/s/ Margot Jordan
	Name:	Margot Jordan
	Title:	Head of TA Operations AST & EQ US

Exhibit A

Election to Exercise
(To Be Executed Upon Exercise of Warrant)

On May 2, 2022, Bronco Acquisition Corp. (“Merger Sub”), a wholly-owned subsidiary of Republic Services, Inc. (“Republic”), merged with and into US Ecology, Inc. (the “Company”), and the Company became a wholly-owned subsidiary of Republic, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of February 8, 2022, by and among Republic, Merger Sub and the Company (the “Merger”). The Merger constitutes an Alternative Issuance as defined in that certain Assignment, Assumption and Amendment to the Warrant Agreement dated as of November 1, 2019, by and between the Company and American Stock Transfer & Trust Company, LLC, as amended on May 2, 2022 to give effect to such Alternative Issuance (the “Warrant Agreement”). Please complete and return this form in order to exercise the warrant.

Pursuant to Section 5.4 of the Warrant Agreement, the undersigned hereby irrevocably elects to exercise the right to receive an amount of cash equal to (x) $48.00 in cash per Warrant minus (y) the Warrant Price determined in accordance with the Warrant Agreement, which shall be $42.82 during the period beginning on May 2, 2022 and ending on and including June 1, 2022 (such period, the “Special Exercise Period”) and after the end of the Special Exercise Period shall be $58.67.

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Date: , 20	(Signature)
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(Address)
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(Tax Identification Number)	(Tax Identification Number)
Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 (OR ANY SUCCESSOR RULE)).

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